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Proxy Information
This proxy material concerns the:

T. Rowe Price Family of Funds

Dear Shareholder:

We cordially invite you to attend an annual shareholder meeting of the T. Rowe Price funds on Tuesday, October 23, 2001. There is only one item on the agenda, but it is an important one - the election of fund directors. We ask you to read the enclosed information carefully and to submit your vote.

Recognizing the important role independent directors play in governing our funds, the current fund directors are asking shareholders to elect an expanded slate of directors that will increase the number of independent directors serving each fund. If the entire slate is approved, each fund Board will be composed of at least two-thirds independent directors. All of the directors standing for election currently serve on the Boards of multiple T. Rowe Price funds.

Since the director proposal is common to each of these funds, we have combined our discussion into this single proxy statement - which will reduce fund expenses. If you own the Growth Sock, New Era or New Horizons Funds, you will also receive a combined proxy for those funds. Please note that we are required to provide you one proxy card for each account that you own.

We realize that most of our shareholders will not be able to attend the meeting and vote their shares in person. However, we do need your vote. You can vote by mail, telephone, or through the Internet, as explained in the enclosed material. If you later decide to attend the meeting, you may revoke your proxy and vote your shares in person if you wish. By voting promptly, you can help your fund
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avoid the expense of additional mailings.
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If you would like additional information concerning the election of directors, please call one of our service representatives at 1-800-541-5910. Your participation in this vote is extremely important.

Sincerely,


James S. Riepe
Chairman of the Board
T. Rowe Price Investment Services, Inc.
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